Exhibit 99.1

BIOHAVEN PHARMACEUTICALS REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS AND RECENT BUSINESS DEVELOPMENTS

–NURTEC™ ODT (rimegepant) received FDA-approval for acute treatment of migraine on February 27, 2020 and Biohaven reports net revenues of $1.2M in March 2020 after launch in U.S. Pharmacies

–In the first full six weeks following launch, NURTEC ODT had the greatest week-over-week growth for new acute migraine treatments during that time period with over 6,000 prescriptions written to date by over 1,000 health care providers

–Achieved positive topline results with oral NURTEC in pivotal prevention of migraine trial, sNDA filing planned for 2020

–Biohaven entered into distribution agreements with Medison Pharma in Israel and Genpharm Services in the Middle East and Gulf Region to bring NURTEC ODT to regions that include approximately 8 million individuals with migraine

–Cash/restricted cash on hand at the end of the first quarter was $429.2M; in addition, after FDA acceptance of the NURTEC filing, the Company can access up to $75.0M in financing from its existing agreement with Royalty Pharma, Inc.

–None of our late-stage, ongoing, pivotal trials have been paused due to COVID-19; Topline results from our ongoing pivotal trials of troriluzole expected in 3Q2020 for Obsessive-compulsive Disorder, in 1Q2021 for Alzheimer’s Disease, and in late 2021 for Spinocerebellar Ataxia; and of verdiperstat in Multiple System Atrophy in late 2021

NEW HAVEN, Connecticut, May 7, 2020 /PRNewswire/ -- Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN, the "Company"), a commercial-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological and neuropsychiatric diseases, today reported financial results for the quarter ended March 31, 2020, and provided a review of recent accomplishments and anticipated upcoming milestones.

Vlad Coric, M.D., Chief Executive Officer of Biohaven, commented, “The first quarter of 2020 represented a transformational period for Biohaven as the FDA’s approval of NURTEC™ ODT (rimegepant) delivered on our promise to patients and investors to advance new treatments to patients disabled from migraine. NURTEC ODT is the first and only calcitonin gene-related peptide (CGRP) receptor antagonist available in an orally disintegrating tablet (or ODT) for the acute treatment of migraine, and the only oral CGRP-receptor antagonist with product label claims including return to normal functioning and sustained durability of efficacy up to 48 hours after a single dose. We believe that NURTEC ODT represents a best-in-class oral migraine treatment and that our product will differentiate from competitors in multiple ways. Our early prescription metrics show that NURTEC ODT has the potential to be a market leader in the class of new treatments for migraine and we believe it will be a key driver of revenue growth for Biohaven in the years to come. We are well-funded and without the near-term need for capital; however, if we determine that we need to raise additional capital we will consider various, less dilutive alternative sources of financing now that we have an approved drug in our portfolio.”

Dr. Coric added, “Launching NURTEC ODT during these unprecedented times was a tremendous step forward for Biohaven and for patients suffering from migraines. Our commercial team demonstrated that we can deliver important medicines like NURTEC ODT to patients even under the most challenging situations and our R&D team showed that nothing would get in the way of their operational excellence to ensure patients continued to safely receive their investigational drugs and participate in four ongoing pivotal clinical trials. In the months ahead, we look forward to patient focused mission of improving the treatment of migraine with NURTEC ODT and advancing our late-stage portfolio of investigational agents for neurologic and neuropsychiatric disorders.”

First Quarter and Recent Business Highlights

FDA-approved NURTEC ODT for the acute treatment of migraine in adults – On February 27, 2020, the U.S. Food and Drug Administration (FDA) approved NURTEC ODT for the acute treatment of migraine in adults. On March 12, 2020, NURTEC ODT became commercially available in U.S. pharmacies. NURTEC ODT offers fast pain relief and can return patients to normal function within one hour while delivering sustained efficacy that lasts up to 48 hours for many patients. In the first full six weeks of launch, NURTEC ODT was the fastest growing new treatment for migraine during that time period with over 6,000 prescriptions written to date by over 1,000 health care providers. For more information about NURTEC ODT, see “About NURTEC ODT” below in this release.

Biohaven began collaboration with Cove, a leading migraine telemedicine platform – In April, Biohaven announced a collaboration with Cove, a company providing specialized care and access to innovative treatments for migraine sufferers via telemedicine services in the United States. The collaboration seeks to facilitate telemedical evaluation for migraine sufferers while patients are increasingly looking to remote evaluations during this time of unprecedented decreased access to routine office visits.

Using Cove, patients consult with independent healthcare providers and may be prescribed NURTEC ODT along with other migraine treatments, providing patients an important alternative to in-office doctor visits. The collaboration with Cove is an expansion of the NURTEC ODT access toolbox, helping Biohaven deliver migraine relief to patients.

Pivotal Trial Demonstrates Oral NURTEC Is Effective in Preventive Treatment of Migraine – Episodic and chronic migraine patients treated only every other day with oral NURTEC (rimegepant 75 mg) demonstrated superiority over placebo on the primary endpoint of reduction in the mean number of migraine days per month. Patients receiving NURTEC 75 mg every other day experienced a statistically significant 4.3 day reduction from baseline in monthly migraine days, compared to a 3.5 day reduction in the placebo group, p < 0.01. Additionally, NURTEC 75 mg showed superiority compared to placebo on the key secondary outcome measure assessing the proportion of patients who achieved a ≥50% reduction in moderate-to-severe migraine days per month. Approximately 49.1% of patients treated with NURTEC 75 mg showed a ≥50% reduction from their baseline number of moderate-to-severe migraine days compared to 41.5% of placebo-treated patients, p < 0.05. The magnitude of the reduction in mean number of migraine days per month and almost half of subjects demonstrating a ≥50% reduction from their baseline number of moderate-to-severe migraine days demonstrated similar results to what has been reported with injectable preventive treatments, but with NURTEC offering the potential of a simple to use, oral medication that may confer such preventive effects with only every other day dosing.

NURTEC is the first CGRP targeting therapy to complete pivotal trials that demonstrate efficacy in both acute and preventive treatment of migraine. NURTEC is part of Biohaven’s NOJECTION™ CGRP antagonist platform and the first to show “dual-therapy action” with acute and preventive treatment benefits.

Biohaven will advance intranasal vazegepant into Phase 3 for acute migraine following successful meeting with FDA – In March, the Company reported it will advance vazegepant into Phase 3 following a successful end of Phase 2 meeting with the FDA. In the meeting, the Company addressed all issues raised by the FDA and will now advance the 10 mg dose of intranasal vazegepant into a double-blind, placebo-controlled Phase 3 clinical trial. In topline results from a pivotal Phase 2/3 trial in December 2019, vazegepant achieved statistical superiority to placebo on the co-primary endpoints of pain freedom and freedom from most bothersome symptom at 2 hours. Vazegepant is a third generation, high affinity, selective and structurally unique, small molecule CGRP receptor antagonist from Biohaven's NOJECTION™ Migraine Platform and the only intranasal CGRP receptor antagonist in late stage development.

Committed to advancing the science of potential novel treatments for COVID-19 with internal compounds and through a pre-existing investment in Kleo Pharmaceuticals, Inc. – In April, Biohaven received a May Proceed letter from the FDA following submission of its Pre-IND/IND material to the FDA for the initiation of a Phase 2 study of vazegepant, a CGRP antagonist, for the treatment of COVID-19 infection-associated pulmonary complications. The vazegepant trial in COVID-19 associated pulmonary inflammation has been initiated and the first several patients treated. Kleo Pharmaceuticals pursuing monoclonal antibody enhancers (MATEs) to neutralize COVID-19 virus and other small molecule, novel anti-viral approaches. In March, Kleo Pharmaceuticals, Inc. announced a research collaboration with South Korea-based Green Cross LabCell (GCLC) to rapidly advance testing of both companies’ technology platforms in combination as a potential therapy for

COVID-19 patients. Kleo will combine its antibody recruiting molecule technology with GCLC’s off the shelf natural killer (NK) cell therapy.

Verdiperstat received Fast Track designation for MSA – In March, Biohaven’s myeloperoxidase (MPO) inhibitor, verdiperstat, received Fast Track designation from the FDA for the treatment of multiple system atrophy (MSA). Verdiperstat is a potential first-in-class, oral, brain-penetrant, irreversible inhibitor of MPO, an enzyme that acts as a key driver of pathological oxidative stress and inflammation in the brain. A Phase 3, multinational clinical trial is currently ongoing to evaluate the efficacy of verdiperstat in MSA across approximately 50 sites in the United States and Europe.

Michael Heffernan appointed to Board of Directors – In January, Mr. Heffernan joined Biohaven’s board. A trained pharmacist and seasoned pharmaceutical executive with over 25 years of commercial experience, Mr. Heffernan began his career in numerous sales and marketing roles at Eli Lilly and Company before becoming Founder and CEO of Collegium (Nasdaq: COLL), where he remains Chairman of its Board of Directors.

Raised $283.3 million in net proceeds from public offering of common shares – Biohaven raised $283.3 million in net proceeds from a public offering of common shares, including the exercise of the underwriter's option to purchase additional common shares. This financing will support the launch of NURTEC™ ODT.

Upcoming Milestones

Biohaven is continuing to support the launch of NURTEC ODT and develop its product candidates through clinical and preclinical programs in a number of common and rare disorders. The Company expects to reach significant pipeline milestones with its CGRP receptor antagonists, glutamate modulators, and myeloperoxidase inhibitors in the coming quarters. Certain timelines noted below have been extended due to delays caused by the current COVID-19 pandemic.

The Company expects to:
•Progress rimegepant commercialization in the acute treatment of migraine and progress the preventive treatment of migraine indication to an sNDA filing.
•Report Phase 2/3 topline data for troriluzole in OCD in the third quarter of 2020.
•Complete last patient, last visit (LPLV) in the ongoing troriluzole Phase 2/3 Alzheimer's disease trial by the fourth quarter of 2020 and report topline data by the first quarter of 2021.
•Complete enrollment in Phase 3 trial of troriluzole in Spinocerebellar Ataxia in the third quarter of 2020.
•Continue enrolling patients in Phase 2 proof of concept trial evaluating the safety and efficacy of rimegepant in patients with treatment refractory trigeminal neuralgia.
•Continue enrolling patients in Phase 3 clinical trial for the treatment of MSA, a rare, rapidly progressive and fatal neuroinflammatory disease with no cure or effective treatments.
•Conduct ongoing non-clinical studies defined under the scientific research agreement with University of Connecticut to support the advancement of UC1MT, a therapeutic antibody targeting extracellular metallothionein.

First Quarter Financial Results

Product Revenues, Net: We recorded net product revenues in the first quarter of 2020 following the approval of NURTEC ODT by the FDA on February 27, 2020 and its subsequent commercial launch in the U.S. in March 2020. During the three months ended March 31, 2020, we recognized $1.2 million of product revenues, net of sales allowances and rebates, related to sales of NURTEC ODT. A majority of the revenue from sales of NURTEC ODT was attributable to channel building by distributors upon launch of the product.

Cash Position: Cash and restricted cash as of March 31, 2020, was $429.2 million, compared to $317.7 million as of December 31, 2019. The increase of $111.5 million was primarily due to $283.3 million in net proceeds from the January 2020 offering of common shares, including the full exercise of the underwriter's option to purchase additional common shares, partially offset by cash used in operations to execute our commercial launch of NURTEC ODT, including prepaid advertising and other costs, advance our broad pipeline of late-stage product candidates, and satisfy milestone obligations triggered by the FDA approval and launch of NURTEC ODT. In addition to cash on hand at March 31, 2020, at the Company’s option, it may access up to an aggregate of $75 million under its existing financing agreement with Royalty Pharma, Inc., subject to customary closing conditions.

Research and Development (R&D) Expenses: R&D expenses, including non-cash share-based compensation costs, were $56.1 million for the three months ended March 31, 2020, compared to $41.0 million for the three months ended March 31, 2019. The increase of $15.1 million was primarily due to $5.5 million in costs related to process validation batches of NURTEC ODT, expensed as R&D rather than commercial costs prior to FDA approval of rimegepant, and increased expenses from later stage trials in our troriluzole programs of $7.8 million. Non-cash share-based compensation expense was $6.3 million for the three months ended March 31, 2020, an increase of $2.6 million as compared to the same period in 2019.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses, including non-cash share-based compensation costs, were $95.6 million for the three months ended March 31, 2020, compared to $13.5 million for the three months ended March 31, 2019. The increase of $82.1 million was primarily due to increases in spending to support the commercial launch of NURTEC ODT. Less than half of the SG&A expense, or approximately $35 million, was for commercial organization personnel costs, excluding non-cash share-based compensation expense. Non-cash share-based compensation expense was $10.6 million for the three months ended March 31, 2020, an increase of $7.0 million as compared to the same period in 2019.

Net Loss: The Company reported a net loss attributable to common shareholders for the three months ended March 31, 2020 of $172.9 million, or $3.07 per share, compared to $62.3 million, or $1.41 per share for the same period in 2019. Non-GAAP adjusted net loss for the three months ended March 31, 2020 was $134.9 million, or $2.39 per share, compared to $47.3 million, or $1.07 per share for the same period in 2019. These non-GAAP adjusted net loss and non-GAAP adjusted net loss per share measures, more fully described below under “Non-GAAP Financial Measures,” exclude non-cash share-based compensation charges, non-cash interest expense related to the accounting for our mandatorily redeemable preferred shares and liability related to sale of future royalties, changes in the fair value of our derivative liability, and losses from our equity method investment. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

Non-GAAP Financial Measures

This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also certain historical non-GAAP financial measures. In particular, the Company has provided non-GAAP adjusted net loss and adjusted net loss per share, adjusted to exclude the items below. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, the Company believes the presentation of non-GAAP adjusted net loss and adjusted net loss per share, when viewed in conjunction with our GAAP results, provides investors with a more meaningful understanding of our ongoing operating performance. These measures exclude (i) non-cash share-based compensation that are substantially dependent on changes in the market price of our common shares, (ii) non-cash interest expense related to the accounting for our mandatorily redeemable preferred shares and liability related to sale of future royalties, which are in excess of the actual interest owned, (iii) changes in the fair value of our derivative liability, which does not correlate to our actual cash payment obligations in the relevant periods, and (iv) losses from equity method investment, because it generates non-cash losses, which are based on the financial results of another company that we do not manage or control.

The Company believes the presentation of these non-GAAP financial measures provides useful information to management and investors regarding the Company’s financial condition and results of operations. When GAAP financial measures are viewed in conjunction with these non-GAAP financial measures, investors are provided with a more meaningful understanding of the Company’s ongoing operating performance and are better able to compare the Company’s performance between periods. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating performance, and planning and forecasting future periods. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this press release.

About Biohaven
Biohaven is a commercial-stage biopharmaceutical company with a portfolio of innovative, best-in-class therapies to improve the lives of patients with debilitating neurological and neuropsychiatric diseases, including rare disorders. Biohaven's neuroinnovation portfolio includes FDA-approved NURTEC™ ODT (rimegepant) for the acute treatment of migraine and a broad pipeline of late-stage product candidates across three distinct mechanistic platforms: CGRP receptor antagonism for the acute and preventive treatment of migraine; glutamate modulation for obsessive-compulsive disorder, Alzheimer's disease, and spinocerebellar ataxia; and myeloperoxidase (MPO) inhibition for multiple system atrophy and amyotrophic lateral sclerosis. More information about Biohaven is available at www.biohavenpharma.com.

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Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of the Company's management. All statements, other than statements of historical facts, included in this press release regarding the Company's business and product candidate plans and objectives are forward-looking statements. Forward-looking statements include those related to: commercialization and sales of NURTEC ODT and the potential approval and commercialization of other product candidates, the effect of the ongoing COVID-19 pandemic on the Company, the expected timing, commencement and outcomes of the Company's planned and ongoing clinical trials, the timing of planned interactions and filings with the FDA, the timing and outcome of expected regulatory filings, including the need for any REMS or Advisory Committee meetings, the potential for the Company's product candidates to be first in class or best in class therapies and the effectiveness and safety of the Company’s product candidates. The use of certain words, including "believe", "continue", "may", "on track", "expects" and "will" and similar expressions, are intended to identify forward-looking statements. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by our forward-looking statements. Additional important factors to be considered in connection with forward-looking statements are described in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2020 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. The forward-looking statements are made as of this date and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Product revenue, net	$1,151	$—
Cost of goods sold	424	—
Gross profit	727	—
Operating expenses:
Research and development	56,070	41,003
General and administrative	95,601	13,458
Total operating expenses	151,671	54,461
Loss from operations	(150,944)	(54,461)
Other income (expense):
Non-cash interest expense on mandatorily redeemable preferred shares	(5,561)	—
Non-cash interest expense on liability related to sale of future royalties	(8,425)	(6,817)
Change in fair value of derivative liability	(5,781)	—
Loss from equity method investment	(1,380)	(900)
Other	(152)	(17)
Total other expense, net	(21,299)	(7,734)
Loss before provision for income taxes	$(172,243)	$(62,195)
Provision for income taxes	694	109
Net loss and comprehensive loss	$(172,937)	$(62,304)
Net loss per share — basic and diluted	$(3.07)	$(1.41)
Weighted average common shares outstanding—basic and diluted	56,412,439	44,242,070

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash	$428,239	$316,727
Trade receivables, net	4,337	—
Inventories	4,582	—
Prepaid expenses and other current assets	37,288	11,554
Total current assets	474,446	328,281
Property and equipment, net	8,933	8,152
Equity method investment	3,958	5,338
Intangible assets, net	41,259	—
Other assets	4,073	2,493
Total assets	$532,669	$344,264
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$29,703	$14,071
Accrued expenses other current liabilities	76,770	52,102
Current portion of mandatorily redeemable preferred shares	15,625	—
Total current liabilities	122,098	66,173
Liability related to sale of future royalties, net	151,454	144,111
Mandatorily redeemable preferred shares, net	136,404	103,646
Derivative liability	650	37,690
Other long-term liabilities	105	68
Total liabilities	410,711	351,688
Total shareholders’ equity	121,958	(7,424)
Total liabilities and shareholders’ equity	$532,669	$344,264

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Reconciliation of GAAP to Non-GAAP adjusted net loss:
GAAP net loss	$(172,937)	$(62,304)
Add: non-cash share-based compensation expense	16,879	7,330
Add: non-cash interest expense on mandatorily redeemable preferred shares	5,561	—
Add: non-cash interest expense on liability related to sale of future royalties	8,401	6,817
Add: change in fair value of derivative liability	5,781	—
Add: loss from equity method investment	1,380	900
Non-GAAP adjusted net loss	$(134,935)	$(47,257)

Reconciliation of GAAP to Non-GAAP adjusted net loss per share — basic and diluted:
GAAP net loss per share — basic and diluted	$(3.07)	$(1.41)
Add: non-cash share-based compensation expense	0.31	0.17
Add: non-cash interest expense on mandatorily redeemable preferred shares	0.10	—
Add: non-cash interest expense on liability related to sale of future royalties	0.15	0.15
Add: change in fair value of derivative liability	0.10	—
Add: loss from equity method investment	0.02	0.02
Non-GAAP adjusted net loss per share — basic and diluted	$(2.39)	$(1.07)

About NURTEC ODT
NURTEC™ ODT (rimegepant) is the first and only calcitonin gene-related peptide (CGRP) receptor antagonist available in a quick-dissolve ODT formulation that is approved by the U.S. Food and Drug Administration (FDA) for the acute treatment of migraine in adults. The activity of the neuropeptide CGRP is thought to play a causal role in migraine pathophysiology. NURTEC ODT is a CGRP receptor antagonist that works by reversibly blocking CGRP receptors, thereby inhibiting the biologic activity of the CGRP neuropeptide. The recommended dose of NURTEC ODT is 75 mg, taken as needed, up to once daily. For more information about NURTEC ODT, visit www.nurtec.com.

About Migraine
Nearly 40 million people in the U.S. suffer from migraine and the World Health Organization classifies migraine as one of the 10 most disabling medical illnesses. Migraine is characterized by debilitating attacks lasting four to 72 hours with multiple symptoms, including pulsating headaches of moderate to severe pain intensity that can be associated with nausea or vomiting, and/or sensitivity to sound (phonophobia) and sensitivity to light (photophobia). There is a significant unmet need for new acute treatments as more than 90 percent of migraine sufferers are unable to work or function normally during an attack.

About CGRP Receptor Antagonism
Small molecule CGRP receptor antagonists represent a novel class of drugs for the treatment of migraine. This unique mode of action potentially offers an alternative to current agents, particularly for patients who have contraindications to the use of triptans, or who have a poor response to triptans or are intolerant to them.

Indication
NURTEC ODT is indicated for the acute treatment of migraine with or without aura in adults.

Limitations of Use
NURTEC ODT is not indicated for the preventive treatment of migraine.

Important Safety Information
Contraindications: Hypersensitivity to NURTEC ODT or any of its components.

Warnings and Precautions: If a serious hypersensitivity reaction occurs, discontinue NURTEC ODT and initiate appropriate therapy. Serious hypersensitivity reactions have included dyspnea and rash, and can occur days after administration.

Adverse Reactions: The most common adverse reaction was nausea (2% in patients who received NURTEC ODT compared to 0.4% in patients who received placebo). Hypersensitivity, including dyspnea and rash, occurred in less than 1% of patients treated with NURTEC ODT.

Drug Interactions: Avoid concomitant administration of NURTEC ODT with strong inhibitors of CYP3A4, strong or moderate inducers of CYP3A or inhibitors of P-gp or BCRP. Avoid another dose of NURTEC ODT within 48 hours when it is administered with moderate inhibitors of CYP3A4.

Use in Specific Populations:
1.Pregnant/breast feeding: It is not known if NURTEC ODT can harm an unborn baby or if it passes into breast milk.
2.Hepatic impairment: Avoid use of NURTEC ODT in persons with severe hepatic impairment.
3.Renal impairment: Avoid use in patients with end-stage renal disease.

Please click here for full Prescribing information.

You are encouraged to report side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088 or report side effects to Biohaven at 1-833-4Nurtec.

Please click here for full Prescribing information and Patient Information.

Biohaven Contact
Dr. Vlad Coric
Chief Executive Officer
Vlad.Coric@biohavenpharma.com